    As filed with the Securities and Exchange Commission on July 31, 2001


                                            Registration Statement No. 333-58136

--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ______________________

                                AMENDMENT NO. 2

                                      TO
                                   FORM S-3

                            ______________________

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ______________________

                          MICROSTRATEGY INCORPORATED
            (Exact name of registrant as specified in its charter)
                            ______________________

        Delaware                                              51-0323571
(State or other jurisdiction                      (I.R.S. Employer
Identification No.)
of incorporation or organization)

                           1861 International Drive
                            McLean, Virginia 22102
                                (703) 848-8600
                       (Address, including zip code, and
                    telephone number, including area code,
                           of registrant's principal
                              executive offices)
                            ______________________
                             Mr. Michael J. Saylor
                            Chief Executive Officer
                          MicroStrategy Incorporated
                           1861 International Drive
                            McLean, Virginia 22102
                                (703) 848-8600

                                   Copy to:

                             Thomas S. Ward, Esq.
                               Hale and Dorr LLP
                                60 State Street
                          Boston, Massachusetts 02109
                                (617) 526-6000

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-_______.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-__________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                             ---------------------

--------------------------------------------------------------------------------

*******************************************************************************
The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
*******************************************************************************


                  Subject to completion, dated July 31, 2001



PROSPECTUS

                          MICROSTRATEGY INCORPORATED

                   1,900,000 SHARES OF CLASS A COMMON STOCK

                             --------------------

     The shares of class A common stock described in this prospectus are issuable upon exercise of warrants to be issued to class members pursuant to a settlement agreement among us, some of our officers and directors and plaintiffs' counsel, approved by the United States District Court for the Eastern District of Virginia on April 2, 2001, relating to a consolidated class action lawsuit filed against us, some of our officers and directors and our independent accountants. We will sell the shares to the class members upon exercise of the warrants at an exercise price of $40.00 per share. If all of the warrants were exercised for cash, we would receive aggregate gross cash proceeds of $76,000,000. However, holders of the warrants may not exercise some or all of the warrants. In addition, the warrants may be exercised by the surrender of notes issued by us to the class members pursuant to the settlement agreement as payment of the exercise price, valued for this purpose at 133% of the principal amount and all accrued and unpaid interest on the notes so surrendered. Therefore, the amount of any cash proceeds that we may receive upon exercise of the warrants is uncertain.

     We have filed a registration statement for the resale of 25,563,896 shares of class A common stock by various selling stockholders, which have been issued in exchange for our series A convertible preferred stock or are issuable upon conversion of or as dividends on our series B convertible preferred stock, series C convertible preferred stock, series D convertible preferred stock and series E convertible preferred stock. These 25,563,896 shares are not offered by means of this prospectus. These shares may be sold by the selling stockholders from time to time, including concurrently with the offering made pursuant to this prospectus.



     Our class A common stock is traded on the Nasdaq National Market under the symbol "MSTR." On July 30, 2001, the closing sale price of our Class A common stock on Nasdaq was $2.88 per share.

                             --------------------

Investing in our class A common stock involves a high degree of risk.  See "Risk
                        Factors" beginning on page 5.

                             --------------------


The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             --------------------



                The date of this prospectus is __________, 2001.

                               TABLE OF CONTENTS

                                                                Page
                                                                ----
          Where to Find More Information......................     3
          Incorporation of Certain Documents By Reference.....     3
          Special Note Regarding Forward-Looking Information..     4
          Business............................................     4
          Risk Factors........................................     5
          Use of Proceeds.....................................    17
          Plan of Distribution................................    17
          Legal Matters.......................................    17
          Experts.............................................    17


                             --------------------

    We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.
The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                         WHERE TO FIND MORE INFORMATION

    We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov. Our common stock is quoted on Nasdaq. Reports, proxy statements and other information concerning MicroStrategy may be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding MicroStrategy and the common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its Internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the sale of all the shares covered by this prospectus.

    The following documents that we have filed with the SEC are incorporated herein by reference:

          (1) Our Annual Report on Form 10-K for the year ended December 31, 2000, as amended;

          (2)  Our Current Report on Form 8-K filed February 7, 2001;

          (3)  Our Current Report on Form 8-K filed February 15, 2001;

          (4)  Our Current Report on Form 8-K filed March 9, 2001;

          (5)  Our Current Report on Form 8-K filed April 4, 2001;

          (6)  Our Current Report on Form 8-K filed May 2, 2001;

          (7) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001;

          (8)  Our Current Report on Form 8-K filed June 18, 2001;

          (9)  Our Current Report on Form 8-K filed June 20, 2001;

         (10) Our definitive proxy statement on Schedule 14A, relating to our 2001 Annual Meeting of Stockholders, filed June 28, 2001;

         (11)  Our Current Report on Form 8-K filed July 6, 2001;

         (12) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

         (13) The description of our class A common stock contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these documents, at no cost, by writing to:

               MicroStrategy Incorporated
               1861 International Drive
               McLean, Virginia 22102

               Attention:  Investor Relations
               Telephone:  (703) 848-8600

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. Although we believe that these forward-looking statements reasonably reflect our plans, intentions and expectations, we cannot guarantee that we actually will achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements below (particularly under the heading "Risk Factors") that we believe could cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

                                    BUSINESS

    We are a leading worldwide provider of business intelligence software and related services that enable the transaction of one-to-one electronic business through web, wireless and voice communication channels. Our product line enables both proactive and interactive delivery of information from large-scale databases. Our objective is to provide businesses with a software platform to develop solutions that deliver insight and intelligence to their enterprises, customers and supply-chain partners.

    Our software platform enables users to query and analyze the most detailed, transaction-level databases, turning data into business intelligence. In addition to supporting internal enterprise users, the platform delivers critical business information beyond corporate boundaries to customers, partners and supply-chain constituencies through a broad range of communication channels such as the Internet, e-mail, telephone and wireless communication devices. Our platform is designed for developing business intelligence solutions that are personalized and proactive and that reach millions of users. We offer a comprehensive set of consulting, education and technical support services for our customers and partners.

    Our principal corporate offices are located in McLean, Virginia. We also maintain domestic sales offices throughout the United States and international sales offices throughout Europe, South America and the Asia-Pacific region. International sales accounted for 24.9%, 24.0% and 26.1% of our total revenues in 2000, 1999 and 1998, respectively. In April 2001, we implemented a corporate restructuring which included a reduction in our worldwide workforce of approximately one-third.


    In July 1999, we launched a new business unit called Strategy.com. Strategy.com delivers to subscribers highly personalized, timely information services on a scheduled or event-driven basis through a wide variety of delivery methods, including e-mail and wireless devices. As of June 20, 2001, syndicated programming hosted by Strategy.com included Finance, News, Weather and Traffic "channels." Strategy.com syndicates its channels through companies it refers to as Strategy.com affiliates, such as Earthlink and Ameritrade. Strategy.com's hosted messaging applications can be used by these affiliates to increase mind share, facilitate transactions, and augment customer profile data warehouses with information that the user has provided and given permission to use. Strategy.com also provides application maintenance, development, hosting and support services. MicroStrategy owns approximately 84% of the economic interest in the outstanding equity of Strategy.com on an as converted, diluted basis. In April and May 2001, Strategy.com adopted restructuring plans in which it has reduced its workforce to approximately 40 employees and will explore strategic alternatives for the Strategy.com business, including the potential sale of its operations.


    MicroStrategy's executive offices are located at 1861 International Drive, McLean, Virginia 22102, its telephone number is (703) 848-8600 and its website is located at http://www.microstrategy.com. MicroStrategy(R) is a registered trademark of MicroStrategy.

                                  RISK FACTORS

    You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

    If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our class A common stock could decline and you may lose all or part of your investment.

We have experienced losses in the past and expect future losses through at least the end of 2001


   We have not achieved profitability and have incurred significant operating losses in each of the last five years. We incurred net losses since becoming a public company of $20.6 million in the three months ended March 31, 2001 and $261.3 million, $33.7 million and $2.3 million in the years ended December 31, 2001, 1999 and 1998, respectively. As of March 31, 2001, our accumulated deficit was $319.8 million. We expect our gross revenue to decline for the year ended December 31, 2000 as compared to the year ended December 31, 2001. In connection with our April 2001 corporate restructuring and the additional Strategy.com restructurings in April and May 2001, we expect to incur a restructuring charge and related asset impairment charges in the second quarter of 2001 of approximately $35-45 million.


   We expect that we will not achieve sufficient revenue to become profitable through at least the end of 2001. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenue grows more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected.

Our quarterly operating results, revenues and expenses may fluctuate significantly, which could have an adverse effect on the market price of our stock

    For a number of reasons, including those described below, our operating results, revenues and expenses may vary significantly from quarter to quarter. These fluctuations could have an adverse effect on the market price of our class A common stock.

    Fluctuations in Quarterly Operating Results. Our quarterly operating results may fluctuate as a result of:

 .  the size, timing and execution of significant orders and shipments;

 . the mix of products and services of customer orders, which can affect whether we recognize revenue upon the signing and delivery of our software products or whether revenue must be recognized as work progresses or over the entire contract period;

 .  the timing of new product announcements;

 .  changes in our pricing policies or those of our competitors;

 . market acceptance of business intelligence software generally and of new and enhanced versions of our products in particular;

 .  the length of our sales cycles;

 .  changes in our operating expenses;

 .  personnel changes;

 .  our success in adding to our indirect distribution channels;

 . utilization of our consulting personnel, which can be affected by delays or deferrals of customer implementation of our software products and consulting, education and support services;

 .  changes in foreign currency exchange rates; and

 . seasonal factors, such as our traditionally lower pace of new sales in the summer.

    Limited Ability to Adjust Expenses. We base our operating expense budgets on expected revenue trends. Many of our expenses, particularly personnel costs and rent, are relatively fixed. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. Accordingly, any shortfall in revenue may cause significant variation in operating results in any quarter.

    Based on the above factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is possible that in one or more future quarters, our operating results may be below the expectations of public market analysts and investors. In that event, the trading price of our class A common stock may fall.

We may lose sales, or sales may be delayed, due to the long sales and implementation cycles for our products, which would reduce our revenues.

    To date, our customers have typically invested substantial time, money and other resources and involved many people in the decision to license our software products and purchase our consulting and other services. As a result, we may wait nine months or more after the first contact with a customer for that customer to place an order while they seek internal approval for the purchase of our products and/or services. During this long sales cycle, events may occur that affect the size or timing of the order or even cause it to be canceled. For example, our competitors may introduce new products, or the customer's own budget and purchasing priorities may change.


    Even after an order is placed, the time it takes to deploy our products and complete consulting engagements varies widely from one customer to the next. Implementing our product can sometimes last several months, depending on the customer's needs and may begin only with a pilot program. It may be difficult to deploy our products if the customer has complicated deployment requirements, which typically involve integrating databases, hardware and software from different vendors. If a customer hires a third party to deploy our products, we cannot be sure that our products will be deployed successfully.

Our employees, investors, customers, vendors and lenders may react adversely to the revision of our 1999, 1998 and 1997 revenues and operating results

    Our future success depends in large part on the support of our key employees, investors, customers, vendors and lenders, who may react adversely to the revision of our 1999, 1998 and 1997 revenues and operating results. The revision of our 1999, 1998 and 1997 revenues and operating results has resulted in substantial amounts of negative publicity about us and we believe that this publicity has caused some of our potential customers to defer purchases of our software or to do business with other vendors. We may not be able to retain key employees and customers if they lose confidence in us, and our vendors and lenders may reexamine their willingness to do business with us. In addition, investors may lose confidence, which may cause the trading price of our Class A common stock to decrease. If we lose the services of our key employees or are unable to retain and attract our existing and new customers, vendors and lenders, our business, operating results and financial condition could be materially and adversely affected.

Our recognition of deferred revenue is subject to future performance obligations and may not be representative of actual revenues for succeeding periods


    Our deferred revenue was approximately $75.4 million as of March 31, 2001. The timing and ultimate recognition of our deferred revenue depend on our performance of various service obligations. Because of the possibility of customer changes in development schedules, delays in implementation and development efforts and the need to satisfactorily perform product support services, deferred revenue at any particular date may not be representative of actual revenue for any succeeding period.


We may need additional financing which could be difficult to obtain


    We may require additional external financing through credit facilities, sale of additional debt or equity securities in MicroStrategy or by obtaining other financing facilities to support our operations, as we expect to incur operating losses through at least the third quarter of 2001 and possibly longer. Obtaining additional financing will be subject to a number of factors, including:


 .  market conditions;

 .  our operating performance; and

 .  investor sentiment.


    These factors may make the timing, amount, terms and conditions of additional financing unattractive to us. If we are unable to raise capital needed to fund our operations, our business, operating results and financial condition may be materially and adversely affected.


We face litigation that could have a material adverse effect on our business, financial condition and results of operations

    We and certain of our directors and executive officers are named as defendants in a private securities class action lawsuit and a shareholder derivative lawsuit relating to the restatement of our 1999, 1998 and 1997 financial results. Although we have entered into agreements to settle such lawsuits and the securities class action settlement has received district court approval, the shareholder derivative lawsuit is subject to court approval and both settlements are subject to various closing conditions. If the agreed upon settlements are not consummated, it is possible that we may be required to pay substantial damages or settlement costs which could have a material adverse effect on our financial condition or results of operation. Regardless of the outcome of these matters, it is likely that we will incur substantial defense costs and that these actions may cause a diversion of management time and attention.

The issuance of class A common stock as part of the proposed settlement of class action litigation and the exercise of warrants or conversion of notes issued as part of the litigation settlement could result in a substantial number of additional shares of class A common stock being issued

    The agreements we entered into to settle the private securities class action lawsuit and the derivative suit relating to the restatement of our 1999, 1998 and 1997 financial results require us to issue to members of the class 2,777,778 shares of class A common stock. At the time of that issuance, some of our officers will tender to us for no consideration 1,683,502 shares of class A common stock for cancellation, resulting in a net issuance of 1,094,276 shares of class A common stock. In addition, the settlement agreements require the issuance of warrants to purchase 1,900,000 shares of class A common stock and five-year unsecured subordinated promissory notes having an aggregate principal amount of $80.5 million. We would have the option at any time prior to the expiration of the five-year term of the notes to convert the notes into a number of shares of class A common stock equal to the principal amount of the notes being converted divided by 80% of the dollar volume-weighted average trading price of the class A common stock over a ten-day period preceding our delivery of a notice of conversion, which could result in a substantial number of shares of class A common stock being issued. For example, if the conversion price of the notes were based on the dollar volume-weighted average trading price of the Class A common stock during the 10 trading days ending July 5, 2001, we would be obligated to issue 32,589,615 shares of class A common stock if we elected to convert the notes. The issuance of a substantial number of shares of class A common stock as part of the litigation settlement and future exercises or conversions of securities issued in the litigation settlement may result in substantial dilution to the interests of holders of class A common stock and may result in downward pressure on the price of our class A common stock.


The conversion of the shares of our preferred stock could result in substantial numbers of additional shares of class A common stock being issued if our market price declines during periods in which the conversion price of the preferred stock may adjust

    On June 14, 2001, holders of our series A convertible preferred stock exchanged 11,850 shares of series A convertible preferred stock for cash and shares of our class A common stock, series B convertible preferred stock, series C convertible preferred stock, series D convertible preferred stock and series E convertible preferred stock. The series B convertible preferred stock, series C convertible preferred stock and series D convertible preferred stock are convertible into shares of our class A common stock at conversion prices currently equal to $12.50, $17.50 and $5.00 per share, respectively. The series E convertible preferred stock is convertible beginning on December 12, 2001 into shares of our class A common stock at a conversion price equal to the average of the dollar volume-weighted average prices of the class A common stock during the ten consecutive trading days immediately preceding December 11, 2001. The outstanding shares of series B convertible preferred stock, series C convertible preferred stock and series D convertible preferred stock would currently convert into 7,492,200 shares of class A common stock, plus a number of shares reflecting accrued but unpaid dividends as of the conversion date. However, if the holders of the series B convertible preferred stock and series C convertible preferred stock do not convert their shares into shares of class A common stock prior to their maturity three years from the date of issuance, and if we do not redeem their outstanding shares of series B convertible preferred stock and series C convertible preferred stock at maturity, the conversion price for such shares will be reset to a price equal to 95% of the dollar volume-weighted average price of our class A common stock for the 30 trading days prior to the maturity date. If the market price at maturity of our class A common stock is less than the applicable conversion price, the number of shares of class A common stock that we could be required to issue upon conversion of the series B convertible preferred stock and series C convertible preferred stock would increase. For instance, if the market price of our class A common stock on the maturity date of our series B convertible preferred stock and series C convertible preferred stock were $3.14, the closing sale price of our class A common stock as of July 5, 2001, the holders of the series B convertible preferred stock and series C convertible preferred stock did not elect to convert any of their shares prior to the maturity date and we did not redeem such shares on the maturity date, we would be required to issue a total of 19,410,828 shares of our class A common stock upon conversion of such shares at maturity.


    After the exchange of shares of our series A convertible preferred stock for shares of our class A common stock, series B convertible preferred stock, series C convertible preferred stock, series D convertible preferred stock and series E convertible preferred stock as described above, 650 shares of our series A convertible preferred stock remain outstanding. We have the right to redeem 120 of such shares through December 11, 2001. As of July 5, 2001, shares of series A convertible preferred stock are convertible into class A common stock at a conversion price equal to $3.08313 per share. If any shares of series A convertible preferred stock remain outstanding on June 19, 2002, the conversion price may be adjusted based on the average of the dollar volume-weighted average price of our class A common stock during the ten trading days after that date and on each subsequent anniversary of that date, if such adjustment would result in a lower conversion price. The conversion price of the series A convertible preferred stock may also be adjusted upon the occurrence of various events, including the failure to maintain the effectiveness of the registration statement to which these shares relate and the issuance of certain equity securities. As a result, the lower the price of our class A common stock at these intervals, the greater the number of shares the holder will receive upon conversion after any such adjustment.


     If our series E convertible preferred stock remains outstanding on December 12, 2001 and the average dollar volume-weighted average price of our class A common stock was low during the ten trading days immediately preceding December 11, 2001, the series E convertible preferred stock could become convertible into a significant number of shares of class A common stock, which could decrease the price of our class A common stock. In addition, to the extent the shares of our preferred stock are converted or dividends on these shares are paid in shares of class A common stock rather than cash, a significant number of shares of class A common stock may be sold into the market, which could decrease the price of our class A common stock and encourage short sales. Short sales could place further downward pressure on the price of our class A common stock. In that case, we could be required to issue an increasingly greater number of shares of our class A common stock upon future conversions of the series A convertible preferred stock and series C convertible preferred stock as a result of the annual and other adjustments described above, sales of which could further depress the price of our class A common stock.


     The conversion of and the payment of dividends in shares of class A common stock in lieu of cash on the preferred stock may result in substantial dilution to the interests of other holders of our class A common stock. No selling stockholder may convert its preferred stock if upon such conversion the selling stockholder together with its affiliates would have acquired a number of shares of class A common stock during the 60-day period ending on the date of conversion which, when added to the number of shares of class A common stock held at the beginning of such 60-day period, would exceed 9.99% of our then outstanding class A common stock, excluding for purposes of such determination shares of class A common stock issuable upon conversion of shares of preferred stock which have not been converted. Nevertheless, a selling stockholder may still sell a substantial number of shares in the market. By periodically selling shares into the market, an individual selling stockholder could eventually sell more than 9.99% of our outstanding class A common stock while never holding more than 9.99% at any specific time.

We may be required to pay substantial penalties to the holders of the preferred shares if specific events occur

     In accordance with the terms of the agreements relating to the issuance of our convertible preferred stock, we are required to pay substantial penalties to a holder of preferred stock under specified circumstances, including, among others:

 . nonpayment of dividends on the series A convertible preferred stock, series B convertible preferred stock, series C convertible preferred stock and series
   E convertible preferred stock in a timely manner;

 . failure to deliver shares of our class A common stock upon conversion of the preferred shares after a proper request;

 . nonpayment of the redemption price at maturity of any remaining series A convertible preferred stock, series B convertible preferred stock, series C convertible preferred stock and series E convertible preferred stock; or

 . the unavailability of the registration statement relating to the shares of class A common stock issuable upon conversion of and in lieu of cash dividends on the preferred stock to cover the resale of such shares for more than brief intervals.

     These penalties are generally paid in the form of interest payments, subject to any restrictions imposed by applicable law. In the third quarter of 2000, we incurred $578,000 in penalties as a result of a 14-day delay in the filing of a registration statement registering the shares of class A common stock issuable upon conversion of and in lieu of dividends on the series A convertible preferred stock.

We are currently unable to borrow additional amounts under our master equipment lease agreement


    We signed a three-year master lease agreement to lease up to $40.0 million of computer equipment in November 1999, of which we have leased approximately $17.8 million as of March 31, 2001. Future drawdowns and interest rates under the lease agreement are subject to our credit worthiness. Currently, we are not able to draw down additional amounts under the lease agreement.


We face intense competition, which may lead to lower prices for our products, reduced gross margins, loss of market share and reduced revenue

    The markets for business intelligence software, customer relationship management applications, portals and narrowcast messaging technologies are intensely competitive and subject to rapidly changing technology. In addition, many of our competitors in these markets are offering, or may soon offer, products and services that may compete with MicroStrategy products and those of Strategy.com.

    MicroStrategy's most direct competitors provide:

    .  business intelligence software;

    .  online analytical processing, or OLAP, tools;

    .  query and reporting tools;

    .  web-based static reporting tools;

    .  information delivery and proactive reporting;

    .  analytical customer relationship management products;

    .  web traffic analysis applications; and

    .  marketing automation.

    Each of these markets are discussed more fully below.

    Business Intelligence Software. Makers of business intelligence software provides business intelligence capabilities designed for integration, customization and application development. Leading industry analysts classify companies such as Microsoft, Oracle, Hyperion, SAP and SAS to be leading providers of business intelligence software.

    OLAP Tools. Companies that build software to perform OLAP provide offerings competitive with the core MicroStrategy 7 platform. Whether web-based or client-server, these tools give end users the ability to query underlying data sources without having to hand code structured query language queries. Most OLAP tools allow users to build their own calculations and specify report layouts and other options. Additionally, OLAP tools provide users the ability to navigate throughout the underlying data in an easy, graphical mode, often referred to as drilling. Providers of OLAP tools include Cognos, Hyperion, Brio, IBM, Seagate and Microsoft.

    Query and Reporting Tools. Query and reporting tools allow large numbers of end users to gain access to pre-defined reports for simple analysis. Often the end users are able to specify some sort of run-time criteria that customizes the result set for that particular person. Some limited `drilling' is also provided. Companies that produce query and reporting tools include Business Objects, Cognos, Oracle, Seagate and Brio.


    Web-based Static Reporting Tools. Companies that offer software to deliver pre-built reports for end-user viewing and consumption can also compete with MicroStrategy. These applications often lack the sophistication, robustness and scalability of MicroStrategy, but can be attractive for small, departmental applications. Vendors in this category include Actuate, Business Objects, Seagate, Microsoft, Computer Associates and SAS.

    Information Delivery and Proactive Reporting. Companies that focus on the proactive delivery of information, via e-mail, website, or other medium can compete with MicroStrategy's offerings. Typically these tools serve to push out compiled reports on a scheduled basis to sets of users based on job type. MicroStrategy software has this technology integrated into its core platforms. Vendors of such technology include Actuate, nQuire, Information Builders and Business Objects.

    Analytical Customer Relationship Management Products. Companies that deliver customer relationship management products alone or in conjunction with e-commerce applications, such as Broadbase, BroadVision, E.piphany and Vignette, compete with our analytical customer relationship management applications. In contrast with providers of operational customer relationship management vendors, such as Vantive and Oracle, analytical customer relationship management deals more with customer segmentation, analysis and interaction as opposed to infrastructure and call centers.

    Web Traffic Analysis Applications. Reporting and analysis tools can be specialized to analyze visitors to a company's website. Typically this involves extracting data from a web-log file and importing it into a usable format, often in a relational database. A set of analysis, sometimes customer-centric in nature, is performed, and limited ad-hoc reporting is permitted. Advanced applications in this space merge data from the web-logs with other customer centric attributes to help provide a complete view of the customer base. Vendors in this space include Accrue, Net.Genesis and WebTrends.

    Marketing Automation. Applications focused on the automation and execution of marketing tasks, such as campaign management and delivery, compete with our customer relationship management products and our Narrowcast Server platform. Leading vendors in this space include E.piphany, Xchange, Chordiant and Broadbase.

       Strategy.com's most direct competitors provide:

    .  web portal and information networks;

    .  vertical internet portals and information networks; and

    .  wireless communications and wireless access protocol enabled products.

       Each of these market segments are discussed more fully below.

    Web Portals and Information Networks. Web portals and information networks, such as Microsoft Network, Yahoo, Lycos, Excite, America Online and InfoSpace.com, offer an array of information that is similar to information provided by Strategy.com.

    Vertical Internet Portals and Information Networks.   Expedia, Weather.com,
CNBC.com, ABC.com, ESPN.com, Microsoft Investor, StockBoss, Microsoft CarPoint, InfoBeat, Internet Travel Network and others have developed custom applications and products to commercialize, analyze and deliver specific information over the Internet. These systems are usually tailored to one application, such as providing news, sports or weather, but in the aggregate, they offer applications similar to those provided by Strategy.com. Any one of these companies could expand their offerings to more closely compete with Strategy.com.

    Wireless Communications and Wireless Access Protocol Enabled Products. Wireless communications providers, such as AT&T, Sprint, MCI WorldCom, Nextel Communications, British Telecom, Deutsche Telekom, PageNet, Nokia, Ericsson, 3COM and Palm offer a variety of mobile phones and wireless devices over which Strategy.com delivers information. These companies may develop in-house information services or partner with other companies to deliver information that is competitive to that offered by Strategy.com.

    Many of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, and greater name recognition than we do. In addition, many of our competitors have strong relationships with current and potential customers and extensive knowledge of the business intelligence industry. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Increased competition may lead to price cuts, reduced gross margins and loss of market share. We cannot be sure that we will be able to compete successfully against current and future competitors or that the competitive pressures we face will not have a material adverse effect on our business, operating results and financial condition.


    Current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others. By doing so, they may increase their ability to meet the needs of our potential customers. Our current or prospective indirect channel partners may establish cooperative relationships with our current or future competitors. These relationships may limit our ability to sell our products through specific distribution channels. Accordingly, new competitors or alliances among current and future competitors may emerge and rapidly gain significant market share. These developments could harm our ability to obtain maintenance revenues for new and existing product licenses on favorable terms.

If we are unable to recruit or retain skilled personnel, or if we lose the services of any of our key management personnel, our business, operating results and financial condition would be materially adversely affected

    Our future success depends on our continuing ability to attract, train, assimilate and retain highly skilled personnel. Competition for these employees is intense. We may not be able to retain our current key employees or attract, train, assimilate or retain other highly skilled personnel in the future. In April 2001, we implemented a corporate restructuring which included a reduction in our worldwide workforce of approximately one-third. In April and May 2001, Strategy.com adopted restructuring plans in which it has reduced its workforce to approximately 40 employees. These reductions in force could adversely impact our employee morale and our ability to attract and retain employees. Our future success also depends in large part on the continued service of key management personnel, particularly Michael J. Saylor, our Chairman and Chief Executive Officer, and Sanju K. Bansal, our Vice Chairman, Executive Vice President and Chief Operating Officer. If we lose the services of one or both of these individuals or other key personnel, or if we are unable to attract, train, assimilate and retain the highly skilled personnel we need, our business, operating results and financial condition could be materially adversely affected.


Our inability to develop and release product enhancements and new products to respond to rapid technological change in a timely and cost-effective manner would have a material adverse effect on our business, operating results and financial condition

    The market for our products is characterized by rapid technological change, frequent new product introductions and enhancements, changing customer demands and evolving industry standards. The introduction of products embodying new technologies can quickly make existing products obsolete and unmarketable. We believe that our future success depends largely on three factors:

 . our ability to continue to support a number of popular operating systems and databases;

 .  our ability to maintain and improve our current product line; and

 . our ability to rapidly develop new products that achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements.

    Business intelligence applications are inherently complex, and it can take a long time to develop and test major new products and product enhancements. In addition, customers may delay their purchasing decisions because they anticipate that new or enhanced versions of our products will soon become available. We cannot be sure that we will succeed in developing and marketing, on a timely and cost-effective basis, product enhancements or new products that respond to technological change, introductions of new competitive products or customer requirements, nor can we be sure that our new products and product enhancements will achieve market acceptance.

The emergence of new industry standards may adversely affect our ability to market our existing products

    The emergence of new industry standards in related fields may adversely affect the demand for our existing products. This could happen, for example, if new web standards and technologies emerged that were incompatible with customer deployments of our MicroStrategy products. Although the core database component of our business intelligence solutions is compatible with nearly all enterprise server hardware and operating system combinations, such as OS/390, AS/400, Unix and Windows, our application server component runs only on the Windows NT operating system. Therefore, our ability to increase sales currently depends on the continued acceptance of the Windows NT operating system. We cannot market many of our current business intelligence products to potential customers who use Unix operating systems as their application server. We would have to invest substantial resources to develop a Unix product and we cannot be sure that we could introduce such a product on a timely or cost-effective basis, if at all.

The legal environment regarding collection and use of personal information is uncertain and new laws or government regulations could have a material adverse effect on our business, operating results and financial condition


    Although some existing laws govern the collection and use of personal information obtained through the Internet or other public data networks, it is unclear whether they apply to our products and us. Most of these laws were adopted before the widespread use and commercialization of the Internet and other public data networks. As a result, the laws do not address the unique issues presented by these media.

    Due to increasing use of the Internet and the dramatically increased access to personal information made possible by technologies like ours, the U.S. federal and various state and foreign governments have recently proposed limitations on the collection and use of personal information of users of the Internet and other public data networks.

    Although we attempt to obtain permission from users prior to collecting or processing their personal data, new laws or regulations governing personal privacy may change the ways in which we and our customers and affiliates may gather this personal information. There may be significant costs and delays involved with adapting our products to any change in regulations.

    Our business, and in particular the Strategy.com network, depends upon our receiving detailed personal information about subscribers in order to provide them with the services they select. Privacy concerns may cause some potential subscribers to forego subscribing to our service. If new laws or regulations prohibit us from using information in the ways that we currently do or plan to do, or if users opt out of making their personal preferences and information available to us and Strategy.com affiliates, the utility of our products will decrease, which could have a material adverse effect on our business, operating results and financial condition. If our customers, our network or Strategy.com affiliates misuse personal information, our legal liability may be increased and our growth may be limited.

    The Federal Trade Commission has recently launched investigations of the data collection practices of various Internet companies. In addition, numerous individuals and privacy groups have filed lawsuits or administrative complaints against other companies asserting that they were harmed by the misuse of their personal information. If comparable legal proceedings were commenced against us, regardless of the merits of the claim, we could be required to spend significant amounts on legal defense and our senior management's time and attention could be diverted from our business. In addition, demand for our products could be reduced if companies are not permitted to use clickstream data derived from their websites. This could materially and adversely affect our business, operating results and financial condition.

    In Europe, the European Union Directive on Data Protection requires member countries to implement legislation that prohibits any European entity from sharing personal data collected from EU persons with entities in any country that is not deemed to have adequate data protection laws. Currently, the United States' data protection laws are not deemed to be adequate, and some data transfers from European entities to us may be prohibited unless explicit consent is obtained from EU data subjects, we agree to specified contractual privacy safeguards that are approved by EU authorities, or we comply with the requirements of the so-called Safe Harbor program between the United States and the EU. It may not be feasible for us to obtain the required consent or to make the necessary contractual commitments. Currently, we have not sought to be certified under the Safe Harbor program, and our data collection and handling practices may not qualify under this program. Although enforcement of EU data protection laws against U.S. companies is currently subject to a standstill, this standstill will be in effect until late 2001, and some countries, including France, are currently attempting to enforce data protection laws with respect to data exports to the United States, notwithstanding the existence of the standstill.


If the market for business intelligence software fails to grow as we expect, or if businesses fail to adopt our products, our business, operating results and financial condition would be materially adversely affected

    Nearly all of our revenues to date have come from sales of business intelligence software and related technical support, consulting and education services. We expect these sales to account for a large portion of our revenues for the foreseeable future. Although demand for business intelligence software has grown in recent years, the market for business intelligence software applications is still emerging. Resistance from consumer and privacy groups to increased commercial collection and use of data on spending patterns and other personal behavior may impair the further growth of this market, as may other developments. We cannot be sure that this market will continue to grow or, even if it does grow, that businesses will adopt our solutions. We have spent, and intend to keep spending, considerable resources to educate potential customers about business intelligence software in general and our solutions in particular. However, we cannot be sure that these expenditures will help our products achieve any additional market acceptance. If the market fails to grow or grows more slowly than we currently expect, our business, operating results and financial condition would be materially adversely affected.

Our relationship with Strategy.com could create the potential for conflicts of interest

    We hold an approximately 84% economic interest in the equity of Strategy.com. Conflicts may arise between us and other investors in Strategy.com, including: the allocation of business opportunities, the sharing of rights, technologies, facilities, personnel and other resources, and the fiduciary duties owed by officers, directors and other personnel who provide services to both us and Strategy.com.


Strategy.com is expected to incur significant losses for the foreseeable future and we are exploring strategic alternatives for this business



Strategy.com is expected to incur significant losses for the foreseeable future. In April and May 2001, Strategy.com adopted restructuring plans in which it has reduced its workforce to approximately 40 employees and will explore strategic alternatives for the Strategy.com business, including the potential sale of the Strategy.com business. It may not be possible to sell the Strategy.com business on acceptable terms.



Because of the rights of our two classes of common stock, and because we are controlled by our existing stockholders, these stockholders could transfer control of MicroStrategy to a third party without anyone else's approval or prevent a third party from acquiring MicroStrategy


    We have two classes of common stock: class A common stock and class B common stock. Holders of our class A common stock generally have the same rights as holders of our class B common stock, except that holders of class A common stock have one vote per share while holders of class B common stock have ten votes per share. As of June 30, 2001, holders of our class B common stock owned or controlled 50,940,101 shares of class B common stock, or 93.3% of the total voting power. Michael J. Saylor, our Chairman and Chief Executive Officer, controlled 2,470,155 shares of class A common stock and 39,431,587 shares of class B common stock, or 72.6% of total voting power, as of June 30, 2001. Accordingly, Mr. Saylor is able to control MicroStrategy through his ability to determine the outcome of elections of our directors, amend our certificate of incorporation and bylaws and take other actions requiring the vote or consent of stockholders, including mergers, going private transactions and other extraordinary transactions and their terms.



    Our certificate of incorporation allows holders of class B common stock, almost all of whom are current employees or former employees of our company or related parties, to transfer shares of class B common stock, subject to the approval of stockholders possessing a majority of the outstanding class B common stock. Mr. Saylor or a group of stockholders possessing a majority of the outstanding class B common stock could, without seeking anyone else's approval, transfer voting control of MicroStrategy to a third party. Such a transfer of control could have a material adverse effect on our business, operating results and financial condition. Mr. Saylor will also be able to prevent a change of control of MicroStrategy, regardless of whether holders of class A common stock might otherwise receive a premium for their shares over the then current market price.

We rely on our strategic channel partners and if we are unable to develop or maintain successful relationships with them, our business, operating results and financial condition will suffer

    In addition to our direct sales force, we rely on strategic channel partners, such as original equipment manufacturers, system integrators and value-added resellers, to license and support our products in the United States and internationally. In particular, for the three months ended March 31, 2001 and the years ended December 31, 2000, 1999 and 1998, channel partners accounted for, directly or indirectly, approximately 34.0%, 44.4%, 39.2% and 33.6% of our total product license revenues, respectively. Our channel partners generally offer customers the products of several different companies, including some products that compete with ours. Although we believe that direct sales will continue to account for a majority of product license revenues, we intend to increase the level of indirect sales activities through our strategic channel partners. However, we may not be successful in our efforts to continue to expand indirect sales in this manner. We may not be able to attract strategic partners who will market our products effectively and who will be qualified to provide timely and cost-effective customer support and service. Our ability to achieve revenue growth in the future will depend in part on our success in developing and maintaining successful relationships with those strategic partners. If we are unable to develop or maintain our relationships with these strategic partners, our business, operating results and financial condition will suffer.

Strategy.com affiliates will rely on Strategy.com to maintain the infrastructure of the network and any problems with that infrastructure could expose Strategy.com to liability from its Strategy.com affiliates and their customers

    Strategy.com affiliates depend on Strategy.com to maintain the software and hardware infrastructure of the Strategy.com network. If this infrastructure fails or Strategy.com affiliates or their customers otherwise experience difficulties or delays in accessing the network, Strategy.com could face liability claims from them. Strategy.com expects to include contractual provisions limiting its liability to its Strategy.com affiliates for system failures and delays, but these limits may not be enforceable and may not be sufficient to shield Strategy.com from liability. Strategy.com will seek to obtain liability insurance to cover problems of this sort, but insurance may not be available and the amounts of its coverage may not be sufficient to cover all potential claims.



We have only limited protection for our proprietary rights in our software, which makes it difficult to prevent third parties from infringing upon our rights

    We rely primarily on a combination of copyright, patent, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. However, these laws and contractual provisions provide only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing such unauthorized use is difficult, and we cannot be certain that we can prevent it, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States.

Our products may be susceptible to claims by other companies that our products infringe upon their proprietary rights, which could adversely affect our business, operating results and financial condition

    As the number of software products in our target markets increases and the functionality of these products further overlaps, we may become increasingly subject to claims by a third party that our technology infringes such party's proprietary rights. Regardless of their merit, any such claims could be time consuming and expensive to defend, may divert management's attention and resources, could cause product shipment delays and could require us to enter into costly royalty or licensing agreements. If successful, a claim of infringement against us and our inability to license the infringed or similar technology could have a material adverse effect on our business, operating results and financial condition.

Managing our international operations is complex and our failure to do so successfully or in a cost-effective manner would have a material adverse effect on our business, operating results and financial condition

    International sales accounted for 32.7%, 24.9%, 24.0% and 26.1% of our total revenues for the three months ended March 31, 2001 and the years ended December 31, 2000, 1999 and 1998, respectively. Our international operations require significant management attention and financial resources.

      There are certain risks inherent in our international business activities including:

 .  changes in foreign currency exchange rates;

 .  unexpected changes in regulatory requirements;

 .  tariffs and other trade barriers;

 .  costs of localizing products for foreign countries;

 .  lack of acceptance of localized products in foreign countries;

 .  longer accounts receivable payment cycles;

 .  difficulties in managing international operations;

 .  tax issues, including restrictions on repatriating earnings;

 .  weaker intellectual property protection in other countries; and

 .  the burden of complying with a wide variety of foreign laws.

     These factors may have a material adverse effect on our future international sales and, consequently, our business, operating results and financial condition.

The nature of our products makes them particularly vulnerable to undetected errors, or bugs, which could cause problems with how the products perform and which could in turn reduce demand for our products, reduce our revenue and lead to product liability claims against us

    Software products as complex as ours may contain errors or defects, especially when first or subsequent versions are released. Although we test our products extensively, we have in the past discovered software errors in new products after their introduction. Despite testing by us and by our current and potential customers, errors may be found in new products or releases after commercial shipments begin. This could result in lost revenue or delays in market acceptance, which could have a material adverse effect upon our business, operating results and financial condition.

    Our license agreements with customers typically contain provisions designed to limit our exposure to product liability claims. It is possible, however, that these provisions may not be effective under the laws of certain domestic or international jurisdictions. Although there have been no product liability claims against us to date, our license and support of products may involve the risk of these claims. A successful product liability claim against us could have a material adverse effect on our business, operating results and financial condition.

The price of our stock may be extremely volatile

    The market price for our class A common stock has historically been volatile and could fluctuate significantly for any of the following reasons:


 .  quarter-to-quarter variations in our operating results;

 .  developments or disputes concerning proprietary rights;

 .  technological innovations or new products;

 .  governmental regulatory action;

 .  general conditions in the software industry;

 .  increased price competition;

 .  changes in revenue or earnings estimates by analysts;


 . any change in the actual or expected amount of dilution attributable to issuances of additional shares of class A common stock upon conversion of our preferred stock or as a result of the litigation settlement; or


 .  other events or factors.

     Many of the above factors are beyond our control.

    The stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market price of many software companies, often without regard to their operating performance.

                                USE OF PROCEEDS

    If all of the warrants were exercised for cash, we would receive aggregate gross cash proceeds from the sale of 1,900,000 shares of Class A Common Stock of approximately $76,000,000. However, the warrants may be exercised by the surrender of notes issued by us to the class members pursuant to the settlement agreement as payment of the exercise price, valued for this purpose at 133% of the principal amount and all accrued and unpaid interest on the notes so surrendered. Therefore, the amount of any cash proceeds that we may receive upon the exercise of the warrants is uncertain.

    We intend to use the proceeds received upon any exercise of the warrants for working capital and other general corporate proposals.

    We will bear all costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of our counsel, fees and expenses of our accountants, and blue sky fees and expenses.

                              PLAN OF DISTRIBUTION

    We are registering the shares of class A common stock issuable upon exercise of warrants to be issued to class members pursuant to a settlement agreement among us, some of our officers and directors and plaintiffs' counsel, approved by the United States District Court for the Eastern District of Virginia on April 2, 2001, relating to a consolidated class action lawsuit filed against us, some of our officers and directors and our independent accountants. We will issue the shares directly to the holders of the warrants, upon exercise of such warrants, from time to time after the date of this prospectus. The warrants expire five years from the date of issue.


    We will pay all expenses of the registration of the shares of class A common stock pursuant to the settlement agreement, estimated to be $100,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws.

                                 LEGAL MATTERS


    The validity of the shares of class A common stock offered by this prospectus has been passed upon by Hale and Dorr LLP, Boston, Massachusetts.


                                    EXPERTS

    The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by MicroStrategy Incorporated. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee - Securities and Exchange Commission...................      $ 19,000
Legal fees and expenses...........................................      $ 50,000
Accounting fees and expenses......................................      $ 20,000

Miscellaneous expenses............................................      $ 11,000
                                                                        --------

     Total Expenses...............................................      $100,000
                                                                        --------


Item 15.  Indemnification of Directors and Officers.


    Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. MicroStrategy has included such a provision in its Certificate of Incorporation.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    MicroStrategy's certificate of incorporation provides that an officer or director of MicroStrategy will not be personally liable to MicroStrategy or its stockholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the Delaware General Corporation Law. The provision has no effect on any non-monetary remedies that may be available to MicroStrategy or its stockholders, nor does it relieve MicroStrategy or its officers or directors from compliance with federal or state securities laws. MicroStrategy's certificate of incorporation also generally provides that MicroStrategy shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of MicroStrategy, or is or was serving at the request of MicroStrategy as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding. An officer or director shall not be entitled to indemnification by MicroStrategy if the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the MicroStrategy, or with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

     MicroStrategy has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16.  Exhibits


Exhibit
 Number    Description
---------  ------------
   3.1+    Form of Warrant.
   5.1     Opinion of Hale and Dorr LLP.
  23.1     Consent of PricewaterhouseCoopers LLP.
  23.2     Consent of Hale and Dorr LLP (included in Exhibit 5.1 filed herewith).
  24.1+    Power of Attorney (see the signature page to this Registration
Statement).

____________________



+ previously filed

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, Commonwealth of Virginia, on July 31, 2001.


                              MICROSTRATEGY INCORPORATED


                              By: /s/ Michael J. Saylor
                                 -------------------------------

                                 Michael J. Saylor
                                 Chief Executive Officer




                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




          Signature                           Title
   Date
          ---------                           -----
   ----


/s/ Michael J. Saylor          Chairman of the Board of Directors and
July 31, 2001
----------------------------
-----------------
Michael J. Saylor              Chief Executive Officer
                               (Principal Executive Officer)


/s/ Eric F. Brown              President and Chief Financial Officer
July 31, 2001
----------------------------
-----------------
Eric F. Brown                  (Principal Financial and Accounting
                               Officer)

       *
----------------------------   Director
July 31, 2001
Sanju K. Bansal
-----------------



       *                       Director
July 31, 2001
----------------------------
-----------------
F. David Fowler




----------------------------   Director
Jonathan J. Ledecky
------------------



        *                      Director
July 31, 2001
---------------------------
------------------
Stuart B. Ross


       *
____________________________   Director
July 31, 2001
John W. Sidgmore
------------------

       *
____________________________   Director
July 31, 2001
Ralph S. Terkowitz
------------------



*By: /s/ Eric F. Brown
     ---------------------
       Eric F. Brown
      Attorney-in-fact

                                 EXHIBIT INDEX



Exhibit
 Number    Description
---------  ------------
    3.1+   Form of Warrant.
    5.1    Opinion of Hale and Dorr LLP.
   23.1    Consent of PricewaterhouseCoopers LLP.
   23.2    Consent of Hale and Dorr LLP (included in Exhibit 5.1 filed herewith).
   24.1+   Power of Attorney (see the signature page to this Registration
Statement).

---------------



+ previously filed